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EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

[MCGLADREY & PULLEN LOGO]
Certified Public Accountants

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-30095, No. 33-60402, No. 333-79217 and No. 333-115237) of First
Busey Corporation of our reports dated February 4, 2005, except for Note 24, as to which the date is February 24, 2005, related to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of First Busey Corporation for the year ended December 31, 2004.

                                           [Mcgladrey & Pullen, LLP]

Champaign, Illinois                         McGLADREY & PULLEN, LLP
March 16, 2005

McGladrey & Pullen, LLP is a member firm of RSM International - an affiliation of separate and independent legal entities.

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